Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2014 (except for Note 17, as to which the date is July 9, 2014), with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014, included in this Current Report on Form 8-K of NGL Energy Partners LP. We hereby consent to the incorporation by reference of said report in the Registration Statements of NGL Energy Partners LP on Form S-8 (File No. 333-185068) and on Forms S-3 (File No. 333-189842 and File No. 333-194035).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
July 9, 2014